Exhibit 16.1

Deloitte & Touche LLP

111 S. Wacker Drive
Chicago, IL 60606-4301
USA

Tel: +1 312 486 1000
Fax: +1 312 486 1486
www.deloitte.com

February 26, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the UAL Corporation and United Air Lines, Inc. Form 8-K/A dated February 26, 2010, and have the following comments:

1. We agree with the statements made in the second, third and fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the first and fifth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu